Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-209031 on Form S-4 of our reports dated February 26, 2016, relating to the consolidated financial statements of Western Refining, Inc. and subsidiaries, and the effectiveness of Western Refining, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Western Refining, Inc. and subsidiaries for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

May 11, 2016